K-TRON INTERNATIONAL, INC.	NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: remick@ktron.com

K-TRON ACQUIRES GUNDLACH BUSINESS

Pitman, New Jersey - - March 6, 2006 - - K-Tron International, Inc. (NASDAQ-KTII) today announced the acquisition of all of the stock of privately-held J.M.J. Industries, Inc., which operates its business under the trade name Gundlach. The purchase price was $9,154,500, of which $6,154,500 was paid in cash and $3,000,000 by delivery of an unsecured, promissory note bearing interest at 5% per annum and payable in three equal, annual installments of $1,000,000 on March 3 in each of 2008, 2009 and 2010. K-Tron also paid off all of the acquired company’s bank debt, which amounted to approximately $1,347,000. K-Tron did not borrow any money in connection with either the acquisition or the payoff of the bank debt.

Gundlach, which has manufacturing and office facilities in Belleville, Illinois near St. Louis, is a leading manufacturer of size reduction equipment for the coal mining industry. Tracing the origins of its business back to 1923, Gundlach is best known for its single and two-stage double roll crushers which crush coal at the mine mouth and the preparation plant. Gundlach roll crushers, cage mills and other equipment also are used to crush coal and other minerals in coal-fired power stations, salt processing plants, fertilizer manufacturing facilities and other industrial applications. Replacement parts sales are an important part of the business since Gundlach has a large installed base of equipment.

Top management of Gundlach is expected to remain following the acquisition, including Tom Dinges, the President and Chief Operating Officer. Ted Gundlach, the Chairman and Chief Executive Officer, will serve as Chairman of the Board of the acquired company and as a consultant.

Commenting on the acquisition, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The acquisition of Gundlach significantly expands the scope of K-Tron’s activities in the coal supply chain, from size-reducing coal at the coal mine, where Gundlach is a leader, to further crushing it at the coal-fired power plant, where our Pennsylvania Crusher Corporation subsidiary is a leader. The combination of these two premier names and businesses should create new opportunities for each company and should also strengthen our position in the important and growing Chinese mining and coal-fired power station markets.” Ted Gundlach, Chairman and Chief Executive Officer of Gundlach, added “We view the fit of our Gundlach business with K-Tron as being a good one for our company and our employees, and we are enthusiastic about the opportunities which it presents.”

While indicating that K-Tron does not intend to provide guidance to the market with respect to future earnings, Mr. Cloues said that he expects the acquisition of Gundlach to be accretive to K-Tron’s earnings and cash flow per share in 2006.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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This news release contains statements that are or may be deemed forward-looking relating to the acquisition of Gundlach, including the retention of top management of Gundlach, its and the Company’s future prospects and opportunities, including in the Chinese market, Gundlach’s expected contribution to the Company’s 2006 earnings and cash flow per share and related matters, which statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated or suggested by such forward-looking statements include the possibility of reduced demand for Gundlach’s equipment, the failure of bookings for new equipment and replacement parts to be received as currently anticipated, and the possibility that future economic and business conditions will be less favorable than the Company currently expects. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained herein. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.